EXHIBIT 2.5

HC GOVERNMENT REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

HC Government Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated an additional 1,600,000 authorized but unissued shares (the “Shares”) of preferred stock, $0.001 par value per share, of the Corporation as shares of 10.00% Series B Cumulative Convertible Preferred Stock, $0.001 par value per share, of the Corporation (the “Series B Preferred Stock”). The total number of shares of Series B Preferred Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary is 3,650,000. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

SECOND: A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series B Preferred Stock is contained in the Articles Supplementary filed with, and accepted for record by, the Department on March 14, 2019.

THIRD: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 20th day of September, 2021.

ATTEST	HC GOVERNMENT REALTY TRUST, INC.

/s/ Jacqlyn Piscetelli	By:	/s/ Steven A. Hale II	(SEAL)
Name: Jacqlyn Piscetelli		Name: Steven A. Hale II
Title: Secretary		Title: President

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